Exhibit 10.12

Second AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of September 17, 2021 (the “Effective Date”) by and between Fresh Grapes, LLC, a Texas limited liability company (the “Company”) and Janelle Anderson (“Employee”) (the Company and Employee referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated effective as of August 1, 2021, as amended and restated by that certain Amended and Restated Employment Agreement dated effective as of September 1, 2021 (as so amended and restated, the “Original Agreement”).

WHEREAS, The Company and Employee now wish to amend and restate the Original Agreement in its entirety, as set forth in this Agreement.

WHEREAS, the Company desires to employ or retain Employee in accordance with the terms and conditions of this Agreement; and wishes to obtain reasonable protection against unfair solicitation of the Company’s customers and employees by Employee during and following termination of employment and to protect itself against unfair competition and the use of its confidential business and technical information.

WHEREAS, Employee wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) The Company hereby agrees to employ Employee in the position of Chief Executive Officer, and Employee hereby accepts such employment, subject to all of the terms and conditions of this Agreement. During the term of Employee’s employment pursuant to this Agreement, Employee shall serve the Company faithfully and to the best of her ability and shall devote her full business and professional time, energy, knowledge, skill and diligence to the performance of her duties; provided, however, the Parties acknowledge that Employee is not expected to work more than thirty (30) hours per week on average. Employee shall perform such services and duties in connection with the business and affairs of the Company as are customarily incident to Employee’s position and as may reasonably be assigned or delegated to Employee by the Company’s Board of Managers or Board of Directors (as applicable, the “Board”). Employee shall perform such duties under the direction of, and shall report to the Board and shall comply with the Company’s policies and procedures. Notwithstanding the full-time nature of Employee’s employment with the Company, nothing herein shall prohibit Employee from providing consulting services to Rabbit Hole Equity, LLC (and getting compensation by Rabbit Hole Equity, LLC for doing so) so long as the provision of such services does not interfere with Employee’s ability to perform Employee’s duties of employment under this Agreement and such consulting services do not constitute Restricted Activities (as defined herein).

(b) The Parties acknowledge that the Company may convert from a Texas limited liability company to a Nevada corporation under the name Fresh Vine Wine, Inc. (or such other jurisdiction or name determined by the Board) (the “Corporation”) in connection with a proposed initial public offering (the “IPO”) of the Company, and that this Agreement shall continue to govern Employee’s employment with the Company during the Employment Period (as defined below) following such conversion. References herein to the “Company” herein shall refer to the Corporation following such conversion. There is no assurance that such conversion and the IPO will occur.

2. Term of Employment. The Company and Employee agree that this Agreement, and Employee’s employment with the Company hereunder, is for an indefinite term and will continue until terminated pursuant to Section 5 (the “Employment Period”). Nothing in this Agreement modifies or is intended to modify the at-will employment relationship between Employee and the Company. Only a written agreement signed by Employee and a manager or officer on behalf of the Company may modify the at-will employment relationship between the Company and Employee.

3. Salary and Benefits.

(a) Salary. Commencing as of the Effective Date, the Company will pay Employee an annualized base salary (the “Salary”) of Three Hundred Thousand Dollars ($300,000) (gross), less applicable income taxes and other legally required withholding and any legally permitted deductions that Employee voluntarily authorizes in writing. The Salary shall be payable in installments in accordance with the Company’s regular payroll practices, commencing on the Effective Date. The Company will review Employee’s Salary no less than annually and may, in its sole discretion, adjust the Salary upon such review; provided, however, that the Company may not reduce Employee’s Salary during the Employment Period to less than the then applicable amount of the Salary in effect.

(b) Performance Bonus. Contingent upon the Company consummating the IPO, during the period from the Effective Date through December 31, 2021, and during each calendar year thereafter during the Employment Period (each a “performance period”), Employee will be eligible to receive a One Hundred Thousand Dollar ($100,000) incentive cash bonus (each a “Bonus”), which would be in addition to Salary, each time that the number of points of distribution to which the Company sells its wine is increased by One Hundred (100) over the number of points of distribution to which the Company sells its wine at the commencement of the applicable performance period, up to a maximum of Four Hundred Thousand Dollars per performance period. For such purposes, “points of distribution” include on-premise outlets (e.g., bars, restaurants, arenas and similar venues) and off-premise outlets (e.g., grocery, liquor and convenient stores and similar outlets). The Bonus will be paid on the next regular payroll date following the later of the initial closing date of the IPO or the date on which the applicable Bonus is earned. At the sole discretion of the Board, Employee may receive additional bonuses (each, a “Discretionary Bonus”) based upon her performance on behalf of the Company and/or the Company’s performance. Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board in its sole discretion.

(c) Equity-Based Compensation and Awards.

(i) On August 1, 2021 (the initial effective date of the Original Agreement (the “Original Effective Date”), the Company issued to Employee Class F Units representing a 0.75% membership interest in the Company (calculated as of the Original Effective Date) and recorded the issuance of such Class F Units to Employee in its books and records; provided, however, that the issuance of such Class F Units to Employee and Employee’s admission as a Class F Member of the Company was conditioned upon Employee’s execution and delivery of the Company’s Limited Liability Company Agreement dated as of March 2021 (or a written joinder thereto).

(ii) Contingent upon the Company consummating the IPO, Employee will be entitled to receive additional equity-based compensation awards (the “Milestone Awards”) conditioned upon the Company achieving the following milestone events, provided that Employee remains employed by the Company on the date on which the applicable milestone event is achieved:

(A) The Company will grant to Employee common stock of the Company representing a 0.3725% equity interest in the Company, calculated as of the Original Effective Date (and not as of the date of grant), upon the Company achieving a Market Capitalization of at least Two Hundred Twenty-five Million Dollars ($225,000,000); and

(B) The Company will grant to Employee common stock of the Company representing an additional 0.3725% equity interest in the Company, calculated as of the Original Effective Date (and not as of the date of grant), upon the later to occur of (i) the Company achieving a Market Capitalization of at least Three Hundred Million Dollars ($300,000,000), and (ii) the Company’s completion of a secondary underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

If earned, the Milestone Awards will be granted under an equity incentive plan to be adopted by the Company in connection with the IPO upon its conversion to a corporation (the “Equity Incentive Plan”).

(iii) On the initial closing date of the IPO, and subject to Employee remaining employed by the Company on such date, the Company will grant Employee a stock option (“Stock Option”) to purchase a number of shares of common stock of the Company equal to 3.5% of the Company’s outstanding common stock, calculated as of the closing date of the IPO and after giving effect to the Company’s sale and issuance of shares of common stock in the IPO. The Stock Option will have an exercise price equal to the public offering price in the IPO and will be subject to both time-based vesting over three years and performance-based vesting based on five (5) declared goals linked to stock price to be determined by the Board (or a compensation committee thereof) in its discretion on or prior to the grant date. One-third of the option shares that are subject to time-based vesting will vest on each of the six-month, 24 month and 36 month anniversaries of the grant date. The Stock Option will be governed by the Equity Incentive Plan and a stock option agreement that will incorporate the Stock Option related provisions contained in this subsection, which agreement shall be entered into by Employee as a condition to the grant.

(d) Employee Benefits. Employee shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its full-time employees under its applicable plans and policies. Employee shall accrue standard paid vacation during the Employment Period in accordance with the Company’s policies in effect from time to time.

(e) Expenses. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of her duties in accordance with the written policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

(f) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Employee under this Agreement.

4. Representations and Warranties by Employee. Employee hereby represents and warrants to the Company that neither the execution or delivery of this Agreement nor the performance by Employee of Employee’s duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which Employee is bound.

5. Termination of Employment.

(a) Employee and the Company agree that Employee’s employment is at-will and that either Employee or the Company may terminate Employee’s employment, at any time, with or without any cause, with no prior notice. In the event of any termination of Employee’s employment, the Company shall pay Employee (i) any unpaid Salary accrued prior to the termination on the Company’s next regular payroll date, and (ii) any unpaid Bonus amounts or Discretionary Bonus earned prior to the termination. The Company shall also reimburse Employee in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Employee on behalf of the Company on or before the date on which her employment terminates, and reported and properly documented on expense reports.

(b) Notwithstanding the at-will employment relationship, if (i) Employee’s employment under this Agreement is terminated by the Company for a reason other than (A) for “Cause” (as defined below), or (B) as a result of Employee’s death or “disability” (as defined below), or (ii) Employee voluntarily terminates her employment with the Company for “Good Reason” (as defined below), then, subject to Employee continuing to fulfill her obligations hereunder that survive such termination, or under any other confidentiality, non-solicitation and/or non-competition agreement with the Company to which Employee is or may become a party, Employee shall be entitled to receive continued Salary payments specified in Section 3(a) for up to six (6) months following termination of employment (the “Severance Payments”). If Employee is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Employee may do so at Employee’s expense. In order to resign for Good Reason, (i) Employee shall give the Company a written notice providing reasonable notice and detail of the alleged Good Reason within sixty (60) days following the initial existence of the condition that constitutes the alleged Good Reason, (ii) the Company shall have thirty (30) days following such notice to cure such Good Reason, and (iii) such resignation actually occurs within two (2) years following the initial existence of the condition that constitutes Good Reason.

(c) Unless the agreement governing the grant of an equity award specifically provides otherwise, if (i) Employee’s employment under this Agreement is terminated by the Company (or its successor) for a reason other than (A) for Cause, or (B) as a result of Employee’s death or “disability”, or (ii) Employee voluntarily terminates her employment with the Company for Good Reason, in either case (y) within twelve (12) months following the occurrence of a Change in Control (as defined below) or (z) within ninety (90) days prior to a Change in Control, then in addition to the severance benefits provided under Section 5(b) above, upon the occurrence of the Change in Control (x) the restrictions on any and all shares of restricted stock awards shall lapse immediately, (y) any and all outstanding unvested stock options, stock appreciation rights and other equity based awards granted to Employee under any Company equity incentive plan that are subject to vesting requirements shall immediately become exercisable in full, and (z) any and all outstanding performance units and other outstanding performance-based equity incentives shall be deemed earned at 100% of the target level thereof. For avoidance of doubt, if Employee’s employment under this Agreement is terminated by the Company (or its successor) for a reason other than for Cause, or Employee voluntarily terminates her employment with the Company for Good Reason, in either case within ninety (90) days prior to a Change in Control, the portion of Employee’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to this Section 5(c) will remain outstanding until ninety (90) days following the date of termination or the occurrence of a Change in Control, whichever is sooner, so that any additional benefits due pursuant to this Section 5(c) may be provided if a Change in Control occurs ninety (90) days following the date of termination; provided that in no event will any of Employee’s stock options remain outstanding beyond the date on which the original term thereof expires (without regard to the termination of Employee’s employment). For purposes of this Agreement, “Change in Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his, her or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (in each case other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) financing activities in the ordinary course in which the Company sells its equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations promulgated under Section 409A (as hereinafter defined).

(d) Notwithstanding the foregoing, Employee will only be entitled to the Severance Payments if (i) Employee has executed and delivered to the Company, within thirty (30) days after the effective date of termination, a written general release, in a form acceptable to the Company (the “Release”), pursuant to which Employee releases the Company, to the maximum extent permitted by law, from any and all claims she may have against the Company that relate to or arise out of Employee’s employment or termination of employment, except for claims arising under the Release, and (ii) does not rescind or revoke such Release within any applicable rescission or revocation period. Employee shall forfeit all rights to the Severance Payments unless such Release is timely signed and delivered within the thirty (30) period set forth above, or if Employee rescinds or revokes the Release (or any portion thereof) within any applicable rescission or revocation period.

(e) The Severance Payments shall begin to be paid to Employee on the first payroll date after the expiration of the rescission period applicable to the Release (the expiration of such period being referred to as the “Severance Effectiveness Date”); provided, however, that if the period between the effective date of Employee’s termination and the latest possible Severance Effectiveness Date (which assumes that Employee executes and delivers the Release to the Company on the 30th day after the effective date of such termination) spans parts of two calendar years, the Severance Payments shall not commence in the earlier of those years. Any Severance Payments that would otherwise have been payable in respect of periods prior to the first payroll date after the Severance Effectiveness Date will be delayed until the Company’s first regular payroll date after the Severance Effectiveness Date and included with the installment payable on such payroll date.

(f) For purposes of this Agreement, the following events will constitute “Cause”:

(i) Employee’s conviction or plea relative to a crime that constitutes a felony (whether or not such conviction is pending appeal);

(ii) Employee’s fraudulent conduct or misappropriation by Employee against the Company (including without limitation theft or embezzlement of Company property) or other dishonest act with respect to the Company or its affairs;

(iii) Employee’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance, which intoxication, use or abuse adversely affects her ability to perform her duties of employment;

(iv) Any act or omission by Employee which is injurious in any material respect to the financial condition or business reputation of the Company and which resulted from Employee’s inexcusable misconduct or inexcusable neglect, provided that Employee has been given ten (10) days’ prior written notice identifying such alleged act or omission and the resulting injury, and, if such injury is capable of being cured, Employee fails to cure such failure within ten (10) days after receipt of such written notice;

(v) Employee’s breach of any confidentiality, non-solicitation and/or non-competition agreement with the Company to which Employee is a party;

(vi) Employee’s violation of a written Company policy that adversely effects the Company in any material respect, provided that Employee has been given ten (10) days’ prior written notice identifying such violation and the resulting adverse effect, and, if such adverse effect is capable of being cured, Employee fails to cure such adverse effect within ten (10) days after receipt of such written notice; or

(vii) Employee’s continued, repeated or willful failure to perform her employment duties or comply with reasonable written directives from Company management, provided that Employee has been given ten (10) days’ prior written notice specifying the event(s) giving rise to such failure, and, if such failure is capable of being cured, Employee fails to cure such failure within ten (10) days after receipt of such written notice.

(g) For purposes of this Agreement, “Good Reason” means:

(i) a breach of this Agreement by the Company which breach, where curable, has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of such alleged breach;

(ii) a reduction in Employee’s Salary below the applicable amount set forth in Section 3(a) in violation of such Section; or

(iii) assignment to Employee of duties inconsistent with Employee’s position, or a diminution in Employee’s authority, responsibility, status, title, or offices; provided, however, that no act shall constitute Good Reason unless Employee has provided notice of such Good Reason to the Company pursuant to Section 5(b)(ii) below within sixty (60) days following the initial existence of the condition that constitutes Good Reason.

(h) For purposes of this Agreement, “disability” means a determination by the Board that Employee is unable to perform the essential functions of her employment under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation for a period aggregating to 90 days in any 12-month period. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding. For clarity, the essential function of Employee’s employment specifically include, but are not limited to, Employee’s consistent performance of her obligations under Section 1 of this Agreement.

(i) Section 280G. If any payment or benefit that Employee may receive following a change of control of the Company, Employee’s termination of employment, or otherwise, whether or not payable or provided under this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding equity awards; and reduction of employee benefits. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Employee’s outstanding equity awards. All calculations and determinations made pursuant this Section 5(i) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 5(i), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code.

6. Confidential Information.

(a) During the course of Employee’s employment with the Company, Employee has learned and will continue to learn of Confidential Information (as defined below), and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. Employee agrees that she will not use or disclose to any third party (except as required by applicable law or for the proper performance of Employee’s regular duties and responsibilities for the Company) any Confidential Information obtained by Employee incident to her employment or any other association with the Company or any of its affiliates. Employee agrees that this restriction will continue to apply after Employee’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Employee may be held liable if she unlawfully accesses trade secrets by unauthorized means.

(b) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or its affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company. Employee agrees to safeguard all Documents and to surrender to the Company, at the time Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in Employee’s possession or control. Employee also agrees to disclose to the Company, at the time Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company or its affiliates.

(c) For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or its affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Employee’s breach of her obligations under this Agreement or any other agreement between Employee and the Company or its affiliates.

7. Restricted Activities.

(a) While employed by the Company and for a period of one (1) year from and after the date on which Employee’s employment with the Company is terminated for any reason (the “Restricted Period”), unless Employee receives the Company’s prior written approval, Employee will not, directly or indirectly, whether for her own benefit or that of any other individual, partnership, firm, corporation, or other business organization, engage in any of the following actions (the “Restricted Activities”):

(i) induce, solicit, or attempt to induce or solicit any customer, supplier or other business relation of the Company to (i) cease doing business with the Company, or (ii) do business with any competitor of the Company;

(ii) interfere with the relationship of the Company with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any consultant or independent sales representatives or organizations), whether for Employee’s own account or for the account of any other individual(s) or entity; or

(iii) engage, own, have an interest, or participate in the financing, operation, management or control of any individual, partnership, firm, corporation, or other business organization whose primary business is the development, production, marketing and/or sale (whether through wholesale, direct-to-consumer or other channels) of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle, including without limitation varietals that are marketed as low-calorie, low-carb, and/or low-sugar and that may meet the requirements of gluten-free, vegan and other diets, other than as a passive stockholder with less than three percent (3%) of the outstanding common stock of a publicly traded company.

The foregoing covenant shall cover Employee’s activities in the United States and in any other country or U.S. territory in which the Company does business during the Employment Term.

If Employee violates any of the restrictive covenants in this Section 7, the Restricted Period shall be extended for an additional period equal to the duration of the period of such violation.

(b) Employee agrees not to make negative comments or otherwise disparage the Company or its affiliates or its or their officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

8. Intellectual Property.

(a) Employee shall promptly and fully disclose all Intellectual Property to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) her full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company or any of its affiliates for time spent in complying with these obligations. All copyrightable works that Employee creates during her employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(b) For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off the premises of the Company or any of its affiliates) during the Employee’s employment that relate either to the business of the Company or its affiliates or to any prospective activity of the Company or its affiliates or that result from any work performed by Employee for the Company or its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or its affiliates.

(c) Notwithstanding the foregoing, and pursuant to Minn. Stat. Section 181.78, the Company hereby notifies Employee that Intellectual Property does not include an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

9. Recoupment. Employee agrees to reimburse the Company for all or a portion, as determined below, of any bonus or incentive or equity-based compensation paid, awarded or vested to Employee by the Company (an “Award”), if the Board determines that (a) the payment, award or vesting was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) Employee engaged in fraud or misconduct that caused, in whole or in part, the need for the material financial restatement, and (c) a lower payment, award or vesting would have occurred based upon the restated financial results. In such event, Employee agrees to reimburse (in the manner determined by the Board, including cancellation of options or other stock awards) any Award previously paid, awarded or vested in the amount by which such Award exceeds the lower Award that would have occurred based upon the restated financial result; provided that no reimbursement shall be required if the payment, award or vesting otherwise subject to reimbursement hereunder occurred more than three (3) years prior to the date the applicable reinstatement is disclosed. In addition, any Award or other compensation, payable to Employee pursuant to this Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted) and in accordance with such policies and procedures as the Board or a committee thereof) may adopt from time to time, including to implement applicable law (including Section 954 of the Dodd-Frank Act of 2010), stock market or exchange rules and regulations or accounting or tax rules and regulations.

10. Miscellaneous.

(a) Amendment. This Agreement may be amended only in a writing signed by both Parties.

(b) Entire Agreement. With the exception of any confidentiality, non-solicitation, non-competition and/or proprietary rights agreement with the Company to which Employee is or may become a party, this Agreement sets forth the parties’ final and entire agreement with respect to their respective subject matters and supersedes any and all prior understandings and agreements, including without limitation the Original Agreement.

(c) Binding Agreement. This Agreement shall be binding upon Employee and the Company and their respective successors, assigns, heirs, executors and beneficiaries; provided, however, that Employee acknowledges that her services are unique and personal and, accordingly, understands and agrees that she shall not be entitled to assign her rights or delegate her duties under this Agreement.

(d) Rules of Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(e) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid), or sent by registered or certified U.S. Mail (postage prepaid), or delivered by email, to the recipient at the address below indicated:

If to the Company, to:	Fresh Grapes, LLC
505 Hwy 169, Ste. 255
Plymouth, MN 55441
Email: damian@freshvinewine.com
Attention: Damian Novak

If to Employee, to:	Janelle Anderson

Email:

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given upon the earlier of (a) actual receipt, or (b)(i) one business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (ii) three business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

(f) Waiver of Breach. Any waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

(g) Section 409A. The intent of the Parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A. To the maximum extent permitted under Section 409A, the cash severance and other benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4)(or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment. To the extent any cash payment or continuing benefit payable upon Employee’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(h) Further Assurances. Each Party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

(i) Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

(j) Choice of Law and Venue. The Company and Employee entered into this Agreement in the State of Minnesota. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Minnesota, exclusive of its conflict of law provisions. With respect to any controversy or claim arising out of this Agreement, the Company and Employee consent to the exclusive venue and jurisdiction in the District Court of Hennepin County, State of Minnesota and to service of process under Minnesota law in any action arising from the construction, interpretation, or enforcement of this Agreement.

(k) Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 6, 7, 8 and 9 hereof, and any confidentiality, non-solicitation, non-competition and/or proprietary rights agreements with the Company to which Employee is or may become a party, will survive any termination or expiration of this Agreement or the termination of Employee’s employment for any reason whatsoever.

(l) Remedies. Employee acknowledges that a violation of Section 6, 7 and/or 8 of this Agreement may cause irreparable harm to the Company, and that a remedy at law for any such violation would be inadequate. Thus, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damage, the Company will have the right to enforce Sections 6, 7 and 8 of this Agreement by specific enforcement, which will include, among other things, temporary and permanent injunctions to stop or prevent the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies. All current and future subsidiaries and other affiliates of the Company are intended third party beneficiaries of the Company’s rights under this Agreement. The Company will also be entitled to recover from Employee its attorney’s fees and costs in any action for breach, anticipated breach, or threatened breach of this Agreement in which the Company substantially prevails.

(m) Employment Not Guaranteed. Neither this Agreement nor any action taken hereunder shall be deemed to give Employee the right to be retained as an employee of the Company except as otherwise expressly provided in this Agreement.

(n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

Signature page follows.

In Witness Whereof, the parties have executed this Second Amended and Restated Employment Agreement effective as of the Effective Date written above.

THE COMPANY:

FRESH GRAPES, LLC

By:	/s/ Damian Novak
Damian Novak, Chairman

EMPLOYEE:

/s/ Janelle Anderson
Janelle Anderson